Exhibit 21
Subsidiaries of Applica Incorporated
     The following companies are direct or indirect wholly owned subsidiaries of Applica Incorporated:

	Name of Subsidiary	Jurisdiction of Incorporation
1.	WD Delaware, Inc.	Delaware
2.	Windmere Holdings Corporation	Delaware
3.	Applica Consumer Products, Inc.	Florida
4.	Sandgate Services Limited	Hong Kong
5.	HP Delaware, Inc.	Delaware
6.	PPC Industries Ltd.	British Virgin Islands
7.	Household Products Chile Comercial Limitada	Chile
8.	Applica de Colombia Limitada	Colombia
9.	Applica de Venezuela, C.A.	Venezuela
10.	HP (BVI) Limited	British Virgin Islands
11.	Applica Americas, Inc.	Delaware
12.	HPG LLC	Delaware
13.	Applica Canada Corporation	Nova Scotia
14.	Applica Mexico Holdings, Inc.	Delaware
15.	Corporacion Applica de Centro America, Ltda.	Costa Rica
16.	Remdale Investments Limited	British Virgin Islands
17.	Applica Asia Limited	Hong Kong
18.	Maanring Holding B.V.	Netherlands
19.	Tofino Investment Limited	British Virgin Islands
20.	Applica Manufacturing, S. de R.L. de C.V.	Mexico
21.	Applica de Mexico, S. de R.L. de C.V.	Mexico
22.	Applica Servicios de Mexico, S. de R.L. de C.V.	Mexico